Exhibit 10.5

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement") dated April __, 2005, is made by and among Wentworth Energy, Inc., an Oklahoma corporation ("Wentworth Energy"), having its principal offices at 11300 West Olympic Blvd., Suite 800, Los Angeles, California 90064 and Wentworth Oil & Gas, Inc., a Nevada corporation ("Wentworth Oil") having its principal office located at 14977 - 21st Avenue, South Surrey, British Columbia, Canada V4A 8G3.

RECITALS:

      A.    Wentworth Energy desires to acquire all of the issued and outstanding capital interests and/or shareholdings of Wentworth Oil and the shareholders of Wentworth Oil listed herein desire to exchange their shares of Wentworth Oil for shares of Wentworth Energy authorized but previously unissued common stock as hereinafter provided.

      B.    It is the intention of the parties hereto that: (i) Wentworth Energy shall acquire all of the issued and outstanding shares of Wentworth Oil in exchange solely for the number of shares of Wentworth Energy's authorized but previously unissued shares of common stock, par value $.001 ("Common Stock"), set forth below (the "Exchange"); (ii) the Exchange will qualify as a tax-free reorganization pursuant to sections 354 and Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the shareholders of Wentworth Oil (the "Shareholders") reside, with Wentworth Oil becoming a wholly-owned subsidiary of Wentworth Energy.  Although the Exchange qualifies as a tax-free reorganization under the Code, the same tax treatment may not exist in other countries.

      C.    The board of directors of Wentworth Energy deems it to be in the best interest of Wentworth Energy and its shareholders to acquire all of the issued and outstanding interests of Wentworth Oil.

      D.    The directors and shareholders of Wentworth Oil deem it to be in the best interest of the Wentworth Oil shareholders to exchange all of the capital interests of Wentworth Oil for shares of Wentworth Energy, as hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES

      1.1    Exchange of Shares. Wentworth Energy and the Shareholders hereby agree that on the Closing Date (as hereinafter defined in Section 8.2), for each 2.5 shares of common stock of Wentworth Oil tendered Wentworth Energy shall issue one share of its common stock such that a total of approximately 1,616,000 shares of Common Stock of Wentworth Energy (the "Wentworth Energy Shares") may be issued assuming the tender of all of the outstanding shares of Common Stock, and the exercise or conversion of all outstanding warrants, options and convertible securities in to Common Stock, of Wentworth Oil. The Wentworth Energy Shares will be restricted against resale pursuant to the provisions of Federal and state securities laws. The Wentworth Oil shares to be tendered will represent 100% of all of the issued and outstanding Common Stock.

      1.2    Delivery of Shares. On the Closing Date, Wentworth Oil Shareholders wishing to exchange their Wentworth Oil Shares for Wentworth Energy Shares (the "Exchanging Shareholders") will deliver to Wentworth Energy the certificates representing the Wentworth Oil Shares, duly endorsed (or with executed stock powers) so as to make Wentworth Energy the sole owner thereof. Upon delivery of the Wentworth Oil Shares, Wentworth Energy will deliver certificate representing the Wentworth Energy Shares to the Exchanging Shareholders.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF WENTWORTH OIL AND EXCHANGING SHAREHOLDERS

       Wentworth Oil, and the Exchanging Shareholders to the extent applicable, as of the date of this Agreement and of the Closing Date, hereby represent and warrant as follows.

            2.1    Organization and Good Standing.  Wentworth Oil is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Nevada. Wentworth Oil has the corporate power and authority to carry on its business as presently conducted. Wentworth Oil is qualified to do business in all jurisdictions except where the failure to be so qualified would have a material adverse effect on its business.

            2.2    Corporate Authority.  Wentworth Oil has the power to operate as a corporation and to perform the transaction hereunder. The execution and performance of this Agreement, will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Wentworth Oil is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Wentworth Oil or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of Wentworth Oil's Articles of Incorporation or the Bylaws.

            2.3    Ownership of Shares. Each Exchanging Shareholder is the owner of record and beneficially owns its shares of Wentworth Oil as its name appears on Exhibit A. Except as set forth on Schedule 2.3, each Exchanging Shareholder represents and warrants that he, she or it owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

            2.4    Access to Corporate Information; Independent Investigation. Each Exchanging Shareholder acknowledges that they, in making their decision to exchange their Wentworth Oil Shares for Wentworth Energy Shares, will rely upon independent investigations made by them or their representatives, if any, and they will have, prior to the Closing Date, been given access to and the opportunity to examine all material contracts and documents relating to the Agreement and an opportunity to ask questions of, and to receive information from, Wentworth Energy or any person acting on its behalf concerning the terms and conditions of this Agreement.

            2.5    Risks. Each Exchanging Shareholder executing this Agreement acknowledges and understands that the exchange for the Wentworth Energy

Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Exchanging Shareholder may not be able to liquidate their investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, the Exchanging Shareholder could sustain a complete loss of its entire investment. The Exchanging Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in Wentworth Energy; has evaluated such merits and risks, including risks particular to the Exchanging Shareholder's situation; and the Exchanging Shareholder has determined that this investment is suitable for the Exchanging Shareholder. The Exchanging Shareholder has adequate financial resources and can bear a complete loss of the Exchanging Shareholder's investment.

            2.6    Investment Intent. Each Exchanging Shareholder hereby represents that the Wentworth Energy Shares are being acquired for the Exchanging Shareholder's own account with no intention of distributing such securities to others. The Exchanging Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Shares for the Exchanging Shareholder. The Exchanging Shareholder is presently not engaged, nor does the Exchanging Shareholder plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Shares or any interest therein.

            2.7    Compliance with Federal and State Securities Laws. The Exchanging Shareholder understands that the Wentworth Energy Shares have not been registered under the Securities Act. The Exchanging Shareholder understands that the Wentworth Energy Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, the Exchanging Shareholder understands that its right to transfer the Wentworth Energy Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, the Exchanging Shareholder realizes that it may not be able to sell or dispose of the Wentworth Energy Shares as there may be no public or other market for them. The Exchanging Shareholder understands that certificates evidencing the Shares shall bear legends substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY WITHIN CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (i) THE DISTRIBUTION DATE, AND (ii) THE DATE THAT THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

            2.8     Approvals. To the best of its knowledge, Wentworth Oil represents no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by it and for the consummation of the transactions described herein, other than as set forth on Schedule 2.8.

            2.9    No General Solicitation. No Exchanging Shareholder is purchasing (or exchanging for) the Wentworth Energy Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of Wentworth Energy.

            2.10    Financial Statements, Books and Records.  Wentworth Oil represents that the attached as Exhibit 2.10 are its audited financial statements (balance sheet, income statement, notes) as of October 31, 2004 (the "Financial Statements"). Wentworth Oil represents that its books of account and other financial records are in all material respects complete and correct and are maintained in accordance with good business and accounting practices. Wentworth Oil acknowledges that audited financial information from inception will be required to be filed with the Securities and Exchange Commission within 60 days of the Closing Date of this Agreement.

            2.11    No Material Adverse Changes.  Except as set forth in Schedule 2.11, Wentworth Oil represents since October 31, 2004 there has not been:

                        (i)    any material adverse change in the financial position of Wentworth Oil except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Wentworth Oil;

                        (ii)    any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Wentworth Oil whether or not covered by insurance;

                        (iii)   any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Wentworth Oil capital interests;

                        (iv)    any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Wentworth Oil of any properties or assets; or

                        (v)    adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

            2.12    Taxes.  Wentworth Oil has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which had become due as of the Closing Date, and there are no deficiency notices outstanding. No extensions of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed or, to the knowledge of Wentworth Oil after reasonable inquiry, threatened against Wentworth Oil. The tax returns of Wentworth Oil have never been audited.

            2.13    Compliance with Laws. To the best of its knowledge, Wentworth Oil has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Wentworth Oil.

            2.14    No Breach.  Wentworth Oil represents that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of its knowledge:

                        (i)    violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Wentworth Oil or upon the properties or business of Wentworth Oil; or

                        (ii)    violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on the business or operations of Wentworth Oil.

            2.15    Actions and Proceedings.  Wentworth Oil is not a party to any material pending litigation or any governmental investigation or proceeding not reflected in the Wentworth Oil Financial Statements and, to its best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against Wentworth Oil except as set forth on Schedule 2.15 attached hereto and made a part hereof.

            2.16    Agreements.  Schedule 2.16 sets forth any material contract or arrangement to which Wentworth Oil is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral and which Wentworth Oil's obligation exceeds $25,000.

            2.17    Brokers or Finders.  No broker's or finder's fee will be payable by Wentworth Oil in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Wentworth Oil or any of its Shareholders.

            2.18    Real Estate. Except as set forth on Schedule 2.18, Wentworth Oil owns no real property nor is a party to any leasehold agreement. All uses of the real property by Wentworth Oil or its subsidiaries conform in all material respects to all applicable building and zoning ordinances, laws and regulations.

            2.19    OSHA and Environmental Compliance.  To the best of its knowledge, Wentworth Oil has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to Wentworth Oil or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

                        To the best of its knowledge, Wentworth Oil has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws.  To the best of Wentworth Oil's knowledge, there are no visible signs of releases, spills, discharges, leaks or disposal (collectively, referred to as "Releases") of hazardous substances at, upon, under or within the real property owned by Wentworth Oil and there are no underground storage tanks or polychlorinated biphenyls on the real property. To the best of Wentworth Oil's knowledge, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the best of Wentworth Oil's knowledge, no hazardous substances are present on the real property or any premises leased by Wentworth Oil excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of Wentworth Oil.

            2.20    Tangible Assets.  Wentworth Oil has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by Wentworth Oil, any related capitalized items or other tangible property material to the business of Wentworth Oil (the "Tangible Assets"). Other than as set forth in Schedule 2.20, Wentworth Oil holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of Wentworth Oil and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.20 hereto. Wentworth Oil has clear title to all of its fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the "Marks") and Marks are included as Tangible Assets.

            2.21    Liabilities.  Wentworth Oil did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statements (annual and interim), except for specific Liabilities set forth on Schedule 2.21 attached hereto and made a part hereof. As of the Closing Date, Wentworth Oil will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.21, and will not exceed $200,000 on the Closing Date. To the best knowledge of Wentworth Oil, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

            2.22    Access to Records.  The corporate financial records, minute books and other documents and records of Wentworth Oil have been made available to Wentworth Energy prior to the Closing hereof.

            2.23    Operations of Wentworth Oil. From the date of the October 31, 2004 financial statements through the Closing Date, Wentworth Oil has not and will not, outside of the ordinary course of business, have:

                        (i)    incurred any new indebtedness or borrowed money;

                        (ii)    declared or paid any dividend or declared or made any distribution of any kind to any Shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

                        (iii)    made any loan or advance to any Shareholder, officer, director, employee, consultant, agent or other representative or made any other loan  or advance;

                        (iv)    disposed of any material assets of Wentworth Oil not in the ordinary course of business;

                        (v)    materially increased the annual level of compensation of any executive employee of Wentworth Oil;

                        (vi)    increased, terminated, amended or otherwise modified any plan for the benefit of employees of Wentworth Oil;

                        (vii)    issued any equity securities or rights to acquire such equity securities; or

                        (viii)    entered into or modified any contract, agreement or transaction not in the ordinary course of business.

            2.24    Capitalization. The authorized capital of Wentworth Oil consists of 50,000,000 shares of stock consisting of 50,000,000 shares of common stock as of the date of this Agreement, 4,040,000 shares of common stock are outstanding. Wentworth Oil is current with respect to all dividend obligations. Wentworth Oil has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of Wentworth Oil except as set forth on Schedule 2.24 attached hereto and made a part hereof. Wentworth Oil has no subsidiaries.

            2.25    Full Disclosure.  No representation or warranty by Wentworth Oil, the Exchanging Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Wentworth Oil pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Wentworth Oil, and/or the status of the Wentworth Oil Shares.

            2.26     Compliance with Canadian Securities Law.  If resident in Canada, the Exchanging Shareholder is:

            (i)         a director, senior officer or control person of Wentworth Energy, or of an affiliate of Wentworth Energy;

(ii)        a spouse, parent, grandparent, brother, sister or child of a director, senior officer or control person of Wentworth Energy, or of an affiliate of Wentworth Energy;

(iii)       a parent, grandparent, brother, sister or child of the spouse of a director, senior officer or control person of Wentworth Energy or of an affiliate of Wentworth Energy;

(iv)       a close personal friend of a director, senior officer or control person of Wentworth Energy, or of an affiliate of Wentworth Energy;

(v)        a close business associate of a director, senior officer or control person of Wentworth Energy, or of an affiliate of Wentworth Energy;

(vi)       a founder of Wentworth Energy or a spouse, parent, grandparent, brother, sister, child, close personal friend or close business associate of a founder of Wentworth Energy;

(vii)      a parent, grandparent, brother, sister or child of the spouse of a founder of Wentworth Energy;

(viii)      a person or company of which a majority of the voting securities are beneficially owned by, or a majority of the directors are, persons or companies described in subsections (i) to (vii);

(ix)       a trust or estate of which all of the beneficiaries or a majority of the trustees are persons or companies described in subsections (i) to (vii); or

            (x)        an accredited investor (as that term is defined in Multilateral Instrument 45-103 adopted by the British Columbia Securities Commission).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF WENTWORTH ENERGY

            Wentworth Energy hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

            3.1    Organization and Good Standing. Wentworth Energy is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business. Wentworth Energy's articles of incorporation, as amended, and bylaws currently in effect are attached as Schedule 3.1.

            3.2    Corporate Authority. Wentworth Energy has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will be prior to the Closing Date, duly authorized by the Board of Directors of Wentworth Energy and Wentworth Energy's shareholdings owning a majority of the outstanding shares as required by Oklahoma law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Wentworth Energy is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Wentworth Energy or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or By-laws of Wentworth Energy.

            3.3    The Wentworth Energy Shares. At the Closing, the Wentworth Energy Shares to be issued and delivered to the Exchanging Shareholders hereunder will when so issued and delivered in accordance with the terms of this Agreement and Wentworth Energy's Articles of Incorporation, as amended and currently in effect, constitute valid and legally issued shares of Wentworth Energy Common Stock fully paid and nonassessable and free and clear of all pledges, liens and encumbrances. The Wentworth Energy Shares are not subject to preemptive or other rights of any stockholders of Wentworth Energy. The issuance of the Wentworth Energy Shares hereunder will not trigger any outstanding anti-dilution rights. No shareholder of Wentworth Energy has any registration rights as except as set forth in Schedule 3.3.

            3.4    Financial Statement: Books and Records.  Wentworth Energy unaudited consolidated financial statements as of December 31, 2004, including the notes contained therein, fairly present the consolidated financial position of Wentworth Energy at the date thereof and the results of its consolidated operations for the period covered thereby. Such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied with prior periods subject to any comments and notes contained therein. All liabilities, contingent and other, of Wentworth Energy and its subsidiaries, are set forth in the financial statements as of December 31, 2004 excepting only liabilities incurred in the ordinary course of business subsequent to December 31, 2004 and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements. Since December 31, 2004, there has been no material adverse change in the financial condition of  Wentworth Energy from the financial condition stated in such financial statements. The books of account and other financial records of Wentworth Energy are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

            3.5    No Material Adverse Changes. Except as described on Schedule 3.5, since December 31, 2004, there has not been:

                        (i)    any material adverse changes in the financial position of Wentworth Energy except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Wentworth Energy.

                        (ii)    any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Wentworth Energy whether or not covered by insurance;

                        (iii)    any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Wentworth Energy capital stock, other than as agreed upon among the parties;

                        (iv)    any sale of an asset (other than as described in (iii) above, or in the ordinary course of business) or any mortgage pledge by Wentworth Energy of any properties or assets; or

                        (v)    adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

                        (vi)    except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

                        (vii)    any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                        (viii)    any material increase in the annual level of compensation of any executive employee of Wentworth Energy;

                        (ix)    except in the ordinary course of business, entered into or modified any contract, agreement or transaction;

                        (x)    issued any equity securities or rights to acquire equity securities such that total issued and outstanding shares of the company will not exceed 20,000,000 shares as of the date of the exchange with Wentworth Oil except for shares to be issued pursuant to Section 4.4.

            3.6    Taxes.  Wentworth Energy, formed on October 31, 2000 under the laws of Oklahoma as Avondale Capital I Corp., has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed as of December 31, 2004. Any liabilities for any taxes, including without limitation any liabilities due for the fiscal year ended December 31, 2004, shall not exceed $10,000 in the aggregate.

            3.7    Compliance with Laws. Except as described on Schedule 3.7, to the best of its knowledge, Wentworth Energy has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Wentworth Energy.

            3.8    Actions and Proceedings. Wentworth Energy is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Wentworth Energy. Wentworth Energy has not been nor is a party to any federal or state governmental consent, decree, or order except as set forth in Schedule 3.8

            3.9    Periodic Reports. Wentworth Energy is a Section 12(g) reporting company and therefore must file periodic reports to be filed pursuant to the Securities Exchange Act of 1934, as amended, for purposes of trading on the OTC Bulletin Board. A pre-condition to Closing, unless waived by Wentworth Oil, is that Wentworth Energy have filed all of its periodic reports through December 31, 2004.

            3.10    Capitalization. As of the Closing Date, there will be no more than 20,000,000 shares of Wentworth Energy Common Stock outstanding of which no person or entity owns in excess of 5% of the issued and outstanding shares, except as may be set forth on the attached shareholder list as Schedule 3.10. Wentworth Energy has 50,000,000 shares of stock: 48,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred, $0.001 par value, authorized, of which no more than 20,000,000 common and zero preferred will be issued at the Closing Date and prior to issuance of any shares to Wentworth Oil shareholders. There are no outstanding warrants, stock options, stock rights and securities that may be convertible into common or preferred stock except as set forth in Schedule 3.10.

            3.11    No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of its knowledge:

                        (i)    violate any provision of Wentworth Energy's Articles of Incorporation or By-Laws;

                        (ii)    violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Wentworth Energy is a party or by or to which it or any of its assets or properties may be bound or subject;

                        (iii)    violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Wentworth Energy or upon the securities, properties or business to Wentworth Energy; or

                        (iv)    violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein, which violation could have a material adverse effect on the business or operations of Wentworth Energy.

            3.12    Brokers or Finders. No broker's or finder's fee will be payable by Wentworth Energy in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Wentworth Energy.

            3.13    Corporate Authority.  Wentworth Energy has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors and shareholders owning a majority of the outstanding common stock of Wentworth Energy. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Wentworth Energy is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Wentworth Energy or its properties.

            3.14    Full Disclosure.  No representation or warranty by Wentworth Energy in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Wentworth Energy pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Wentworth Energy.

            3.15    No Claims Outstanding.  Wentworth Energy represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, one officer and two directors, serving without pay, and therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against the company. Furthermore, there have been no material changes in the company's position, and the company has conducted no other business, since December 31, 2004, other than as set forth on Schedule 3.15, indicating a description of activities since recapitalization of the corporation.

            3.16    Securities Issuances. Wentworth Energy represents that all of the existing and outstanding shares were lawfully issued in accordance with state corporate law and in compliance with federal and securities laws, and are dutifully accounted for in the financial statements and with Wentworth Energy's transfer agent.

            3.17    OSHA and Environmental Compliance. To the best of its knowledge, Wentworth Energy has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to Wentworth Energy or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

                To the best of its knowledge, Wentworth Energy has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. There are no visible signs of Releases of hazardous substances at, upon, under or within the real property owned by Wentworth Energy and there are no underground storage tanks or polychlorinated biphenyls on the real property. To the best of the Wentworth Energy' knowledge, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the best of Wentworth Energy' knowledge, no hazardous substances are present on the real property or any premises leased by Wentworth Energy excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of Wentworth Energy.

            3.18    Tangible Assets.  Wentworth Energy has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by Wentworth Energy, any related capitalized items or other tangible property material to the business of Wentworth Energy (the "Tangible Assets"). Other than as set forth in Schedule 3.18, Wentworth Energy holds all rights, title and interest in all the Tangible Assets owned by it on its financial statements for the year ended December 31, 2004 or acquired by it after the date on it financial statements free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of Wentworth Energy and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 3.18 hereto. Wentworth Energy has clear title to all of its Marks and the Marks are included as Tangible Assets.

            3.19    Liabilities. Wentworth Energy did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected in its periodic reports (annual and interim), except for a specific Liabilities set forth on Schedule 3.19 attached hereto and made a part hereof. As of the Closing Date, Wentworth Energy will not have any Liabilities, other than Liabilities fully and adequately reflected in its periodic reports except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 3.19, and will not exceed $10,000 on the Closing Date. To the best knowledge of Wentworth Energy, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

            3.20    Material Contracts. Except as set forth in Schedule 3.20, Wentworth Energy has no contract in which it is obligated to pay more than $10,000. Wentworth Energy has no outstanding obligation under any management, employment, or consulting contract, except as set forth in Schedule 3.20.

SECTION 4. COVENANTS

            4.1    Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

            4.2    Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Wentworth Energy, Wentworth Oil and the Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                        (i)    at the time of the disclosure was public knowledge;

                        (ii)    after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

                        (iii)    the receiving party had within its possession at the time of disclosure; or

                        (iv)    is ordered disclosed by a Court of proper jurisdiction.

            4.3    Assumption of Wentworth Oil's Options, Warrants and Convertible Securities. Wentworth Energy represents that it will assume Wentworth Oil's stock option plan, options issued thereunder, any other outstanding option issued outside of its stock option plan, outstanding warrants and any other convertible securities convertible into Wentworth Oil common stock under the same terms and conditions.

SECTION 5. CONDITIONS PRECEDENT

            5.1    Conditions Precedent to the Obligation of Wentworth Oil Shareholders.  All obligations of the Exchanging Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

                    (a)    The representations and warranties by or on behalf of Wentworth Energy contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

                    (b)    Wentworth Energy shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

                    (c)    On or before the Closing, the Board of Directors and shareholders owning a majority of the outstanding shares of Wentworth Energy shall have approved, in accordance with Oklahoma law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable Wentworth Energy to comply with the terms of the Agreement.

                    (d)    Wentworth Energy shall have sufficient shares of Wentworth Energy Common Stock authorized but unissued to complete the Exchange.

                    (e)    All instruments and documents delivered to Wentworth Oil and the Exchanging Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for Wentworth Oil.

                    (f)    Wentworth Energy shall have responded to all of Wentworth Oil's written and oral requests for additional information within 20 days upon the execution of this Agreement and Wentworth Oil shall be satisfied, in its sole discretion, with Wentworth Energy's response or Wentworth Oil may terminate this Agreement.

            5.2    Conditions Precedent to the Obligations of Wentworth Energy and Wentworth Energy Shareholders. All obligations of Wentworth Energy under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                    (a)    The representations and warranties by Wentworth Oil and the Exchanging Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;

                    (b)    Wentworth Oil shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    Notwithstanding any right of either party to investigate the affairs of the other party and its shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for one year following the Closing Date.

SECTION 7. INDEMNIFICATION

    For a period of one (1) year from the Closing Date, Wentworth Oil agrees to indemnify and hold harmless Wentworth Energy, its officers, directors and principal shareholders, and Wentworth Energy agrees to indemnify and hold harmless Wentworth Oil, its officers, directors and Exchanging Shareholders, at all times against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation or omission from any certificate, financial statement or tax return furnished or to be furnished hereunder.

    If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

    In addition to the foregoing, in the event Wentworth Oil (previously Wentworth Energy) shall be obligated to pay any liabilities or incur any expenses subsequent to the transaction as a result a misrepresentation or a breach of any obligation under this Agreement by either Wentworth Oil or Wentworth Energy, as the case may be, then Wentworth Oil (previously Wentworth Energy), at its election may seek remedy for its losses by attaching and canceling the escrowed shares held pursuant to Section 4. The rights pursuant to this paragraph are in addition to all other rights Wentworth Oil (previously Wentworth Energy) may have under law.

SECTION 8. DOCUMENTS AT CLOSING AND THE CLOSING

            8.1    Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                    (a)    Wentworth Oil, and the Exchanging Shareholders to the extent applicable, will deliver, or will cause to be delivered, to Wentworth Energy the following:

                            (i)    a certificate executed by the President and Secretary of Wentworth Oil to the effect that all representations and warranties made by Wentworth Oil under this Agreement are true and correct as of the Closing, the same as though originally given to Wentworth Energy on said date;

                            (ii)    a certificate from Nevada dated within 60 days of the Closing to the effect that Wentworth Oil is in good standing under the laws of said State;

                            (iii)    certificates representing those shares of Wentworth Oil to be exchanged for Wentworth Energy Shares will be delivered, along with duly executed powers transferring such certificates to Wentworth Energy;

                            (iv)    all other items, the delivery of which is a condition precedent to the obligations of Wentworth Energy, as set forth in Section 5.

                    (b)    Wentworth Energy will deliver or cause to be delivered to Wentworth Oil Shareholders:

                            (i)    a certificate from Wentworth Energy executed by the President or Secretary of Wentworth Energy, to the effect that all representations an warranties of Wentworth Energy made under this Agreement are true and correct as of the Closing, the same as though originally given to Wentworth Oil on said date;

                            (ii)    certified copies of resolutions by Wentworth Energy Board of Directors authorizing this transaction;

                            (iii)    certificates from the Oklahoma Secretary of State dated within 60 days of the Closing Date that Wentworth Energy is in good standing under the laws of said State;

                            (iv)    all other items, the delivery of which is a condition precedent to the obligations of Wentworth Oil, as set forth in Section 5 hereof.

            8.2    The Closing. The Closing shall take place at the time or place as may be agreed upon by the parties hereto ("Closing Date"). At the Closing, the parties shall provide each other with such documents as may be necessary.

SECTION 9. MISCELLANEOUS

            9.1    Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

            9.2    Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

            9.3    Assignment.  This Agreement is not assignable except by operation of law.

            9.4    Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

    To:    Wentworth Energy:

            Severino Amorelli, Director

            Wentworth Energy, Inc.

            11300 W. Olympic Blvd., Suite 800

            Los Angeles, California 90064

            Fax: (310) 312-6680

    with copy to:

            Christopher Dieterich

            Dieterich & Associates

            11300 West Olympic Boulevard, Suite 800

            Los Angeles, California 90064

            Fax: (310) 312-6680

    To:    Wentworth Oil:

            Alan Sedgwick, Director

            14977 - 21st Avenue

            South Surrey, British Columbia, Canada V4A 8G3

            Fax: (250) 656-9278

      with copy to:

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

            9.5    Governing Law.

This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Oklahoma, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

            9.6    Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

            9.7    Entire Agreement.  This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the exchange and issuance of the Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

            9.8    Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            9.9    Severability of Provisions.    The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

            9.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

            9.11    Binding Effect.   This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            9.12    Tax Treatment. Wentworth Energy, Wentworth Oil and its Shareholders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

            9.13    Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

            9.14    Termination. This Agreement may be terminated by mutual agreement by the either party if the Closing Date does not occur by May 15, 2005.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                            Wentworth Energy, Inc.

                                                            an Oklahoma corporation

                                                            By: /s/ Severino Amorelli

                                                                 Severino Amorelli, Director

                                                            Wentworth Oil & Gas, Inc.

                                                            a Nevada corporation

                                                            By: /s/ Alan Sedgwick

                                                                  Alan Sedgwick, Director

EXHIBIT A

SCHEDULES

Schedule 1.4    List of Wentworth Oil Shareholders

Schedule 2.8    Approvals

Schedule 2.16    Material Agreements

Schedule 2.20    Tangible Assets

Schedule 2.21    Liabilities

Schedule 2.24    Warrants, Options, Convertible Securities

Schedule 3.1    Articles and Bylaws

Schedule 3.3    Registration Rights

Schedule 3.8    Pending Actions

Schedule 3.10    Outstanding Options, Warrants or Convertible Securities

    Wentworth Energy currently has up to 4.3 million options to purchase common stock outstanding at an exercise price of $0.25 per share.  Wentworth Energy also has up to 2 million options to purchase common stock outstanding at an exercise price of $0.50 per share.

Schedule 3.20    Wentworth Energy Material Contracts